EFINANCIAL DEPOT.COM, INC.
                          #150 - 1875 CENTURY PARK EAST
                        CENTURY CITY, CALIFORNIA   90067

June  8,  2000

Alan  Cohen,
Winford  Holdings  Group  Limited  and
Trade-Fast,  Inc.

Dear  Sirs:

Re:     Share  Purchase  Agreement  dated  November  30,  1999
        (the  "Share  Purchase  Agreement")
        ------------------------------------------------------

          This letter will serve to confirm our agreement wherein, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, we have agreed to amend the Share Purchase Agreement as follows:

1. By extending the "Closing Date" as defined in section 1.1(f), to June 8, 2000;

2. By increasing the "Purchase Price" as defined in section 1.1(aa) to $22,500,000;

3. By amending the definition of "Purchaser Shares" as set out in section 1.1(cc) to increase the number of shares from 4,000,000 to 5,000,000; and

4.     By  amending  section  5.1  by  adding  as  5.1(d)  thereof:

"(d) to loan a total of $1,500,000 to Winford Holdings Group Limited, said loan to have a term of three years from the date of the initial advance, to bear interest at 6% per annum, payable on repayment of the principal and to be secured by a pledge of 1,000,000 shares of the Purchaser, said shares to be the sole recourse of the Purchaser in the event of default."

          In all other respects the Share Purchase Agreement continues in full force and effect provided that it is acknowledged that:

(a) the conditions providing for the release of the "Escrow Shares", as detailed in section 3 of the Share Purchase Agreement, have been satisfied;

(b) the conditions for the "Closing Escrow", as detailed in section 19 of the Share Purchase Agreement, have been satisfied such that the completion of

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the  transactions  contemplated  by  the  Share  Purchase  Agreement can proceed unconditionally;

(c) a total of $1,000,000 of the loan referred to in point 4 above has been advanced to date; and

(d) a total of $1,000,000 of the $3,500,000, referred to in section 5.1(a) of the Share Purchase Agreement, has been invested to date.

          Accepting that the above actually details your understanding of our agreement in this regard, could you please execute this letter where indicated and return the same at your early convenience.

Yours  truly,

eFinancial  Depot.com,  Inc.

Per: /s/ John Huguet
        John  Huguet
           President

Acknowledged  and  Agreed  to  this  8th  day  of  June,  2000

/s/ Alan Cohen
   Alan  Cohen


Winford  Holdings  Group  Limited

Per: /s/ signed
     Authorized  Signatory

Trade-Fast,  Inc.

Per: /s/ Alan Cohen
     Authorized  Signatory